Exhibit 99.1

      Hampton Roads Bankshares Announces Record Earnings of $4 Million,
                           A 22% Increase From 2002

    CHESAPEAKE, Va., Jan. 12 /PRNewswire-FirstCall/ -- Hampton Roads Bankshares, Inc. (OTC Bulletin Board: HMPR), parent company of Bank of Hampton Roads, today announced record year-end earnings of $4,023,015, an increase of 22% over 2002's net income of $3,298,035. Net income per diluted share was a record $0.50, up 19% from 2002. Net income for the fourth quarter of 2003 was $1,023,316, an increase of 8% over the $948,402 earned during the comparable period in 2002. Diluted earnings per share for the fourth quarter of 2003 increased 8% from the same period last year to $0.13.

    The Company's key performance indicators ended the year strong. Earnings results produced a return on average assets of 1.34%. This is the forty-third
(43rd) consecutive quarter the Company has achieved a return on average assets greater than the 1.00% benchmark considered sound and high-performing within the industry. The Company's return on average equity for the year was 10.23%, up 119 basis points compared to 2002.

    Increases in both net interest income and non-interest income as well as a lower provision for loan losses contributed to the higher earnings in 2003 in both the quarterly results as well as the twelve month comparisons. Net interest income increased 2% in the 2003 fourth quarter over the amount recorded in the comparable 2002 quarter, and it increased 9% in the twelve month period in 2003 versus the same period in 2002. Increases in average earning assets reduced the impact of lower interest rates on interest income, while growth in non-interest bearing demand deposits combined with lower interest rates on interest-bearing accounts contributed to reduced funding costs. The Company's net interest margin for 2003 was 4.67%, down 17 basis points from 2002.

    The Company's non-interest income for the year ended December 31, 2003 was $3,410,474, up slightly from 2002. However, the increase in non-interest income in 2003 was diminished by gains from the sales of investment securities that decreased $619,449 in 2003. Fees and service charges generated from deposit services, the Company's largest source of non-interest income, totaled
$2,030,963 for 2003, an increase of 20% over last year.   Another notable
component of non-interest income was a $127,700 increase in dividend income received from the Company's mortgage affiliate, Tidewater Home Funding. In 2003, this affiliate paid the Company three dividends totaling $140,700.

    In 2003 the Company's provision for loan losses was $370,000 compared with $1,100,000 in 2002. The higher provision in 2002 was attributable to a revision in the methodology for assessing the adequacy of the allowance for loan losses, weak economic conditions, and a rise in loan losses late in the year. The allowance for loan losses compared to total loans at year-end in both 2003 and 2002 was 1.40%.

    As of December 31, 2003, the Company's assets had reached a new high of $316 million, an increase of 6% or $18 million over assets at December 31, 2002. In 2003, the Company closed 1,511 new loans and ended the year with a total loan portfolio of $211 million. The Company's deposits increased 6% over last year to a record high of $257 million on December 31, 2003. All of the Company's non or lower interest bearing account categories such as demand deposits, statement savings and money markets reflected double-digit increases for the year and collectively, the deposits in these types of accounts make up 63% of the Company's total deposits. The Company attributes its deposit growth to several factors: its vast and convenient network of office locations, efforts of experienced personnel to attract new accounts, and increased advertising highlighting the Bank's heritage and its commitment to extending excellent customer service.

    Hampton Roads Bankshares is traded on the Over the Counter Bulletin Board under the symbol HMPR. As of December 31, 2003, the Company's stock closed at a price of $13.00 per share, an increase of 60% over the closing price of $8.15 on December 31, 2002. Bank of Hampton Roads has been in business since 1987 and operates 15 offices throughout the cities of Chesapeake, Virginia Beach, Norfolk and Suffolk. Additional information about the Company and its subsidiaries can be found on the Web at www.bankofhamptonroads.com.


                        Hampton Roads Bankshares, Inc.
                             Financial Highlights
                                  Unaudited

      Operating           Three Months Ended        Twelve Months Ended
       Results           Dec. 31,     Dec. 31,     Dec. 31,     Dec. 31,
                           2003         2002         2003         2002

    Interest income     $4,319,472   $4,546,454  $17,468,908  $17,343,687
    Interest expense     1,025,060    1,316,828    4,419,348    5,412,994
    Net interest income  3,294,412    3,229,626   13,049,560   11,930,693
    Provision for
     loan losses           105,000      731,000      370,000    1,100,000
    Noninterest income     884,039    1,339,993    3,410,474    3,370,988
    Noninterest expense  2,509,618    2,401,501    9,980,864    9,207,037
    Income taxes           540,517      488,716    2,086,155    1,696,609
    Net income          $1,023,316     $948,402   $4,023,015   $3,298,035
    Basic net income
     per share               $0.13        $0.12       $ 0.52        $0.43
    Fully diluted
     net income
     per share                0.13         0.12         0.50         0.42
    Book value per share       ---          ---        $5.22       $ 5.07


      Balance Sheet
      at Period-End

    Loans, net        $207,826,853 $200,340,656 $207,826,853 $200,340,656
    Total securities    72,046,183   45,055,085   72,046,183   45,055,085
    Total deposits     257,433,331  243,873,742  257,433,331  243,873,742
    Other borrowings    15,000,000   12,992,853   15,000,000   12,992,853
    Shareholders'
     equity             41,314,473   39,110,919   41,314,473   39,110,919
    Total assets       316,473,228  298,714,400  316,473,228  298,714,400


      Daily Averages

    Loans, net        $201,729,510 $201,673,336 $204,975,028 $192,280,955
    Total securities    72,784,902   59,671,312   61,705,188   41,573,631
    Total deposits     252,988,676  235,482,982  243,176,834  218,387,500
    Other borrowings    15,571,154   11,496,346   15,270,036    7,478,453
    Shareholders'
     equity             40,635,293   37,750,048   39,311,167   36,498,946
    Interest-earning
     assets            288,190,267  267,888,774  290,021,704  246,594,293
    Interest-bearing
     liabilities       192,059,966  190,017,945  190,921,245  174,625,154
    Total assets       312,462,171  287,925,575  301,072,833  265,531,575


      Financial Ratios

    Return on
     average assets          1.30%        1.31%        1.34%        1.24%
    Return on
     average equity          9.99%        9.97%       10.23%        9.04%
    Net interest margin      4.53%        4.78%        4.67%        4.84%
    Efficiency ratio        60.06%       52.55%       60.63%       60.17%


      Allowance for
       Loan Losses

    Beginning balance   $2,887,122   $2,288,666   $2,842,855   $2,121,137
    Provision for
     losses                105,000      731,000      370,000    1,100,000
    Charge-offs            (53,109)    (197,545)    (298,629)    (434,326)
    Recoveries               8,998       20,734       33,785       56,044
    Ending balance       2,948,011    2,842,855    2,948,011    2,842,855


      Nonperforming
         Assets

    Nonaccrual loans      $107,601      $78,443     $107,601      $78,443
    Loans 90 days
     past due and
     still accruing
     interest              112,126      197,684      112,126      197,684
    Other real estate
     owned                 103,814      457,845      103,814      457,845
    Total nonperforming
     assets                323,541      733,972      323,541      733,972


      Asset Quality
         Ratios

    Nonperforming assets
     to total assets         0.10%        0.25%        0.10%        0.25%
    Allowance for
     loan losses
     to total loans          1.40%        1.40%        1.40%        1.40%
    Allowance for
     loan losses to
     nonperforming assets  911.17%      387.32%      911.17%      387.32%

    This press release contains certain forward-looking statements, including certain plans, expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties. Actual results could differ materially from those contained in or implied by such statements for a variety of factors including: changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the nature and extent of governmental actions and reforms; and rapidly changing technology evolving banking industry standards.

    CONTACT:  Tiffany Glenn of Hampton Roads Bankshares, Inc.,
+1-757-436-1000.

SOURCE  Hampton Roads Bankshares, Inc.
    -0-                             01/12/2004
    /CONTACT:  Tiffany Glenn of Hampton Roads Bankshares, Inc.,
+1-757-436-1000/
    /Web site:  http://www.bankofhamptonroads.com/
    (HMPR)

CO:  Hampton Roads Bankshares, Inc.
ST:  Virginia
IN:  FIN OTC
SU:  ERN